Exhibit 99.2

September 25, 2014

Member News

Re: Federal Home Loan Banks of Des Moines and Seattle Enter into Merger Agreement

Dear Seattle Bank Members,

I am pleased to inform you that today the Federal Home Loan Banks of Seattle and Des Moines (the Banks) entered into an agreement to merge. I encourage you to read our joint press release and the Seattle Bank’s related Form 8-K and exhibits filed with the Securities and Exchange Commission for additional information.

This agreement represents another important step in the merger process initiated in July of this year, when the Seattle and Des Moines Banks’ boards of directors entered into an exclusivity agreement and began a comprehensive due diligence review regarding a potential merger. The recent completion of our due diligence has reinforced the view held by both boards that a combined cooperative would be stronger and better equipped to meet the needs of its members than either Bank on a standalone basis.

The merger agreement covers a number of key attributes of the combined bank, including elements of its capital structure. It also addresses the priorities you’ve expressed to us, among them your desire for regional representation on the board of directors and a customer service presence in the Northwest.

There are, however, many aspects of a combined operation that have yet to be determined. We will be working with the Des Moines Bank to further define those as we prepare for the next step in the merger process: the submission of our merger application to our regulator, the Federal Housing Finance Agency (FHFA), which we hope to accomplish in the fourth quarter of this year.

Following the FHFA’s approval of our application, the merger agreement must be ratified by the members of both Banks through a voting process that we would expect to occur in the first half of 2015. Prior to the vote, we will provide you with detailed information regarding the terms of a merger and its effect upon our membership, so that you will have the information you need to make an informed decision.

We appreciate that you will have questions about this news and invite you to attend our member conference call on Monday, September 29, at 2:00 p.m. Pacific time, to learn more about the proposed merger. Please register online to attend. In the interim, please feel free to contact your Seattle Bank relationship manager with your questions or concerns.

In closing, I assure you that your board has taken this important step toward a merger because it is focused on protecting the long-term value of your cooperative and ensuring that it is strategically positioned to fulfill your liquidity and long-term funding needs for years to come.

Thank you for your continued support of your cooperative. I look forward to speaking with you on the call.

Sincerely,

Michael L. Wilson

President and Chief Executive Officer

Forward-Looking Statements Disclaimer

This Member News contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to activities relating to and anticipated benefits of a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle (the Banks). These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to the ability of the Banks to obtain Federal Housing Finance Agency (FHFA) and member approvals relating to the merger, the completion of the merger, and the management, operation, and products and services of a combined bank if the merger is completed, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the ability of the parties to obtain the required approvals relating to the merger (including from the FHFA and the Banks’ members) and to complete the merger, the ability of the parties to complete a transaction pursuant to the terms of the merger agreement, the ability to realize the expected benefits and efficiencies of a merger, potential costs, liabilities ,and delays relating a merger, general economic and financial market conditions, and other internal and external factors that may affect the ability to complete or the reasons for a merger. Additional factors are discussed in the Seattle Bank’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement. The descriptions of the merger agreement and proposed bylaws and capital plan of the combined bank included herein are qualified in their entirety by reference to the merger agreement and form of bylaws and capital plan filed as Exhibit 2.1 to the current report on form 8-K filed by the Federal Home Loan Bank of Seattle on September 25, 2014.

Member News    September 25, 2014    Page 2